EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Reports Record November Sales of $202.4 Million, an Increase of 6.9%

Same Store Sales Increased 1.7%

Revises Fourth Quarter EPS Guidance

Warrendale, PA, November 30, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended November 26, 2005 increased 6.9% to a record $202.4 million, compared to $189.5 million for the month ended November 27, 2004. Comparable store sales increased 1.7% for the November period.

Total sales for the year-to-date forty-three week period ended November 26, 2005 increased 25.1% to $1.747 billion, compared to $1.397 billion for the forty-three week period ended November 27, 2004. Comparable store sales increased 17.4% for the year-to-date period.

November sales were below management's expectations. Based on the company's current view of business, management is revising its fourth quarter earnings guidance to $0.70 to $0.72 per share from $0.73 to $0.75 per share. Earnings estimates include a tax charge of approximately $0.02 related to the repatriation of foreign earnings. Last year, the Company's fourth quarter earnings were $0.70 per share from continuing operations. To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 799 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our holiday assortments are not well received, and as a result, our fourth quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660